Exhibit 10.4

SUPERIOR UNIFORM GROUP, INC.

SUPPLEMENTAL PENSION PLAN

Effective November 1, 1994

Amended and Restated November 7, 2008

SUPERIOR UNIFORM GROUP, INC.

SUPPLEMENTAL PENSION PLAN

Superior Uniform Group, Inc. a Florida corporation, formerly known as Superior Surgical Mfg. Co., Inc. (the "Employer") established the Superior Uniform Group, Inc. Supplemental Pension Plan (the "Supplemental Plan" or simply "Plan") as a nonqualified, unfunded plan of deferred compensation, to supplement the benefits provided under the Superior Uniform Group, Inc. Employees' Pension Plan (the "Basic Plan"). The Plan is designed to provide for the payment of benefits to certain employees who are participants in the Basic Plan, without regard to limitations on the Basic Plan, which are prescribed by sections 415 and 401(a)(17) of the Internal Revenue Code of 1986 ("Code").

The Plan consists of two separate and distinct component plans:

(a)	an unfunded excess benefit plan, as that term is defined in sections 3(36) and 4(b)(5) of the Employee Retirement Income Security Act of 1974 ("ERISA") (the "Excess Plan"); and

(b)	an unfunded supplemental executive retirement plan which is maintained primarily for the purpose of providing additional deferred compensation for a select group of management and highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of ERISA (the "Executive Retirement Plan").

The Plan has been amended and restated on November 7, 2008, but effective as of January 1, 2005 in order to make certain changes required to comply with the requirements imposed on deferred compensation plans by Section 409A of the Code for years beginning on and after January 1, 2005.

ARTICLE 1: PURPOSE OF THE PLAN

The Employer intends and desires by the adoption of this Plan to recognize the value to the Employer of past and present services of certain employees covered by the Basic Plan and to encourage their continued service with the Employer by making more adequate provision for their future retirement security.

ARTICLE 2: COORDINATION WITH THE BASIC PLAN

Benefits under this Plan are coordinated with benefits under the Basic Plan. For purposes of this Plan, Basic Plan means the Superior Uniform Group, Inc. Employees' Pension Plan, any amendments thereto, and any amendments which may be in effect as of the date any determination is made of benefits payable under this Plan. All terms used in this Plan shall have the meanings assigned to them under the provisions of the Basic Plan, unless otherwise qualified by the context.

ARTICLE 3: ADMINISTRATION

This Plan shall be administered by the Committee under the Basic Plan, which shall administer it in a manner consistent with the administration of the Basic Plan, except that this Plan shall be administered as an unfunded plan which is not intended to meet the qualification requirements of section 401 of the Code. The Committee shall have full power and authority to interpret, construe and administer this Plan, and the Committee’s interpretations and construction hereof, and actions hereunder, including determinations as to the timing, form, amount or recipient of any payments to be made hereunder, shall be binding and conclusive upon all persons for all purposes. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation or administration of this Plan, unless attributable to his own willful misconduct or lack of good faith. A Committee member shall not participate in any action or determination regarding his own benefits hereunder.

ARTICLE 4: ELIGIBILITY

The following Employees are eligible to participate in the Plan:

(a)	Employees who are participating in the Basic Plan and whose pension or pension-related benefits under the Basic Plan are limited pursuant to section 415 of the Code shall be eligible to participate under the Excess Plan. In no event shall an Employee who is not entitled to benefits under the Basic Plan be eligible for a benefit under the Excess Plan.

(b)	Employees designated by the Board of Directors of the Employer, or the Executive Committee of the Board of Directors, who form “a select group of management or highly compensated employees" (within the meaning of Title I of ERISA), who are participating in the Basic Plan and whose benefits under the Basic Plan are limited by section 401(a)(17) of the Code, shall be eligible to participate under the Executive Retirement Plan. In no event shall an Employee who is not entitled to benefits under the Basic Plan be eligible for a benefit under the Executive Retirement Plan.

ARTICLE 5: AMOUNT OF EXCESS PLAN BENEFIT

The benefit payable to an eligible Employee or his beneficiary or beneficiaries under the Excess Plan shall be the Actuarial Equivalent of the excess, if any, of:

(a)	the benefit, expressed as a single life annuity, which would have been payable to such Employee or on his behalf to his Beneficiary or Eligible Spouse, as the case may be, from the Basic Plan, if the provisions of the Basic Plan were administered without regard to the maximum amount of retirement income limitations of section 415 of the Code, over

(b)	the benefit which is in fact payable to such Employee or on his behalf to his Beneficiary or Eligible Spouse under the Basic Plan, expressed as a single life annuity.

Benefits payable under the Excess Plan shall be computed in accordance with the foregoing and with the objective that the benefits payable under the Excess Plan and the Basic Plan should total the amount which would have been payable solely under the Basic Plan had section 415 of the Code not been applicable thereto.

ARTICLE 6: AMOUNT OF EXECUTIVE RETIREMENT PLAN BENEFITS

The benefits payable to an eligible Employee or his beneficiary or beneficiaries under the Executive Retirement Plan shall be the Actuarial Equivalent of the excess, if any, of the benefit, expressed as a single life annuity, which would have been payable to such Employee or on his behalf to his Beneficiary or Eligible Spouse, as the case may be, from the Basic Plan, if the provisions of the Basic Plan were administered without regard to either the maximum amount of retirement income limitation of section 415 of the Code or the maximum compensation limitation of section 401(a)(17) of the Code, over the sum of:

(a)	the benefit which is in fact payable to such Employee or on his behalf to his Beneficiary or Eligible Spouse under the Basic Plan, expressed as a single life annuity, and

(b)	the amount of the Excess Plan benefit (expressed as a single life annuity), if any, which is in fact payable under Article 5 of this Plan.

Benefits payable under this Article 6 shall be computed in accordance with the foregoing and with the objective that the benefit payable under the Excess Plan, the Executive Retirement Plan, and the Basic Plan should total the amount which would have been payable solely under the Basic Plan had neither section 415 nor section 401(a)(17) of the Code been applicable thereto.

ARTICLE 7: PAYMENT OF BENEFITS

The total benefit payable to an Employee or on his behalf under Articles 5 and 6 shall be payable in accordance with the following paragraphs:

(a)	Upon commencement of participation in this Plan, an Employee shall select a form for the payment of benefits from this Plan, from among the forms described in paragraph (f). The Employee shall name a beneficiary or beneficiaries consistent with the form of benefit selected, who need not be the Employee's Eligible Spouse or Beneficiary under the Basic Plan. In the absence of a contrary selection by the Employee, the form for the payment of benefits from this Plan shall be a single life annuity under subparagraph (f)(1).

(b)	Upon commencement of participation in this Plan, an Employee shall select a date for the commencement of benefits from this Plan, which shall not be earlier than the date of the

Employee's termination of employment with the Employer, nor later than the Employee's Normal Retirement Date (if his employment has terminated before such date). In the absence of a contrary designation by the Employee, and subject to the 6-month delay imposed on Specified Employees by paragraph (g) below, the Employee's benefit commencement date shall be the later of the Employee's Normal Retirement Date or date of termination of employment.

(c)	An Employee may change a beneficiary designation, a form of benefit payment, or a benefit commencement date, at any time prior to the commencement of the payment of benefits from the Plan; provided however, that no change in the form of benefit or benefit commencement date shall become effective until one year after the change is made and, provided further, that no change in form or commencement date shall become effective after the Employee's termination of employment, death, or commencement of benefits.

Notwithstanding the preceding sentence, effective on and after January 1, 2005, if an Employee elects to change his or her benefit commencement date, or to change the form of benefit payment elected, to change the timing of payment for a benefit from this Plan (other than a benefit payable as result of the Employee’s death), the first benefit payment made pursuant to such subsequent election may not be made prior to the end of the period of 5 years from the benefit commencement date on which the Employee’s benefit payments were scheduled to commence under the Employee’s prior election.

(d)	Notwithstanding anything in paragraphs (a), (b) and (c) to the contrary, an eligible Employee may elect, in addition to any other elections he has made under the Plan, to receive his benefit from the Plan on the later of:

(1)	his Disability Retirement Date (as such term is defined under the Basic Plan); or

(2)	the date his coverage under a Disability Contract (as such term is defined under the Basic Plan) terminates.

Such election shall be effective only if the Employee is not Disabled at the time the election is made, and the Employee is eligible for a Disability Retirement Benefit from the Basic Plan after his employment terminates.

The amount of Excess and Executive Retirement Plan benefits payable under this paragraph (d) will be determined in accordance with Article 5 and Article 6 and Section 4.04 of Basic Plan.

Effective on and after January 1, 2005, an Employee may elect to receive a disability benefit from the Plan under this paragraph (d) only if the Administrator determines that the Employee:

(1)	is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(2)	has been receiving income replacement benefits for at least 3 months a long-term disability plan maintained by the Employer by reason of any medically determinable physical or mental impairment which is expected to result in death or to last for a continuous period of not less than 12 months.

This restriction in the preceding sentence is imposed to ensure that those benefits payable from this Plan on account of disability which are subject to Section 409A of the Code will be paid only if the disability constitutes a “disability” for purposes of Section 409A(a)(2)(C) of the Code, Treasury Regulation Section 1.409-3(i)(4) or any other guidance promulgated under Code Section 409A(a)(2). Accordingly, such restriction shall not apply to the Employee’s Grandfathered Benefits, if any.

(e)	No Employee or Employee's beneficiary shall be entitled to benefits from this Supplemental Plan unless the Employee is vested under the Basic Plan and has terminated employment with the Employer.

Notwithstanding anything to the contrary, benefit payments shall begin on the April 1 following the year in which an Employee attains age 70-1/2, if the Employee remains employed on that April 1 and is required to commence his benefits under the Basic Plan on that date. The benefits payable from this Plan shall be paid in the form then in effect for the benefits that would have been payable to the Employee under this Plan had he retired on April 1 of that year.

(f)	The forms in which benefits are payable under the Plan are the following, all of which shall be the Actuarial Equivalent of the total benefit payable under Articles 5 and 6:

(1)	A single life annuity, under which the Employee shall receive equal monthly payments for his lifetime only. If the Employee dies prior to the commencement of benefit payments, no benefits shall be payable under this form.

(2)	A joint and survivor annuity, under which the Employee shall receive reduced monthly payments for his lifetime, and a beneficiary designated by the Employee shall receive a percentage (not less than 50% or more than 100%) of the payments previously received by the Employee, for the beneficiary's lifetime. If the Employee dies prior to the commencement of benefit payments, payments to the beneficiary shall begin with the Employee's death. If the beneficiary dies prior to the commencement of benefit payments to the Employee, the Employee may designate a new beneficiary.

(3)	A life annuity with ten years guaranteed, under which an Employee shall receive reduced monthly payments for his lifetime, and a beneficiary designated by the Employee will receive payments until the tenth anniversary of the date payments began, if the Employee dies before such tenth anniversary. If the Employee dies prior to the commencement of benefit payments, payments to the beneficiary shall begin with the Employee's death. If the beneficiary dies before the Employee, the Employee may designate a new beneficiary.

(4)	A single-sum payment. If the Employee dies prior to receipt of the single sum, it shall be paid to his beneficiary.

For purposes of this Article 7, and all other provisions of the Plan, "Actuarial Equivalent" shall have the same meaning as that set forth in the Basic Plan.

(g) Effective on and after January 1, 2005, if the Employee is a “Specified Employee” [as defined below] at the time a benefit under this Plan would otherwise be payable to an Employee by reason of his or her termination of employment with the Employer, payment of that portion of the benefits payable to the Employee under this Plan which exceeds his or her Grandfathered Benefit (if any) shall not be made or commence until six months after the date of the Employee’s separation from service with the Employer [as the term “separation from service” is defined in Section 409A(a)(2)(A)(i) of the Code and Treasury regulations promulgated thereunder], or, if earlier the date of death of the Employee. Any benefit payments not made to the Employee during this six-month period shall instead be paid to the Employee, along with interest at the rate of five percent per annum, six months and one day after the date of the Employee’s separation from service with the Employer (or as soon thereafter as may be reasonably practical).

For purposes of this paragraph (g), the term “Specified Employee” shall mean any Employee of the Employer who was treated as a “key employee” of the Employer, within the meaning of Code section 416(i) (without regard to paragraph (5) thereof) for purposes of top-heavy testing of the Basic Plan as of December 31 of the prior calendar year (the “specified employee identification date”). An Employee will be considered a “key employee” if he or she is (i) a 5-percent owner of the Employer’s common stock; or (ii) an officer of the Employer with annual compensation from the Employer of $130,000 or more, or (iii) a 1-percent owner of the Employer’s common stock with annual compensation from the Employer of $150,000 or more (or such higher annual limit as may be in effect for years subsequent to 2005 pursuant to cost-of-living adjustments under Section 416(i) of the Code). This paragraph (g) shall not effect benefit payments to any Employee terminating during a period in which no stock of the Employer is publicly traded on an established securities market.

(h) If an Employee had already earned a vested benefit under this Plan by December 31, 2004 the restrictions imposed by paragraph (g), or by the last paragraphs of paragraphs (c) and (d) above, shall not apply to that portion, if any, of the Employee’s benefit under the Plan which does not exceed his or her Grandfathered

Benefit. For this purpose, the term “Grandfathered Benefit” means that portion of an Employee’s benefits under this Plan which had already been earned by December 31, 2004 and was fully vested and not subject to a substantial risk of forfeiture on that date.

(i) For purposes of this Article VI of the Plan, the Committee shall determine when an Employee has retired or otherwise terminated his or her employment with the Employer based on such facts and circumstances as the Committee determines to be relevant, provided that, effective on and after January 1, 2008, if an Employee continues to perform services for the Employer after his or her termination date (whether as a director, consultant or part-time employee), the Employee shall not be considered to have terminated from employment with the Employer unless it is anticipated in good faith that the level of services Employee will provide to Employer thereafter will be reduced to less than 50 percent of the average level of services the Employee provided to the Employer during the 36 month period preceding the termination date.

ARTICLE 8: EMPLOYEES' RIGHTS

An Employee's contractual rights under this Plan to vested benefits shall be the same as his contractual rights under the Basic Plan. Benefits payable under this Plan shall be general, unsecured obligations of the Employer, to be paid by the Employer from its own funds, and such payments shall not (a) impose any obligation upon the Pension Fund under the Basic Plan; (b) be paid from the Pension Fund under the Basic Plan; or (c) have any effect whatsoever upon the Basic Plan or the payment of benefits from the Pension Fund under the Basic Plan. No Employee or his Beneficiary or Eligible Spouse under the Basic Plan or beneficiary under this Supplemental Plan shall have any title to or beneficial ownership in any assets which the Company may earmark to pay benefits hereunder.

An Employee shall lose his contractual rights to benefits under this Plan if he is terminated for cause, or if such Employee resigns in order to avoid being terminated for cause. Termination for cause, for this purpose, means discharge for reason of the Employee's personal dishonesty, willful misconduct, self-dealing to the detriment of the Employer, violation of any confidentiality requirements, or violation of any employment contract. The Committee has the sole discretion under the Plan to determine whether an Employee has been terminated for cause, or resigned to avoid being terminated for cause.

ARTICLE 9: CLAIMS AND APPEAL PROCEDURES

The purpose of the claims and appeal provisions set forth in this Article is to secure the speedy, inexpensive resolution of all disputes over Plan benefits and rights granted by the Plan. These provisions shall be liberally construed so as to avoid litigation and its attendant expenses. Each person who claims entitlement to any right or benefit under the Plan ("claimant") may submit a claim with respect to that benefit or right. All claims shall be submitted in writing to the Committee and shall be accompanied by such information and documentation as the Committee determines are required to make a ruling on the claim. Upon receipt of a claim hereunder, the Committee shall consider the claim and shall render a decision and communicate the same to the claimant. The Committee shall render a decision within 90 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision. In the event that the claim is denied in whole or in part, the claimant shall be given notice in writing, which shall set forth the following in a manner reasonably calculated to be understood by the claimant:

(a)	the specific reason(s) for the denial;

(b)	specific reference to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(d)	an explanation of the Plan's appeal procedure.

The failure of the Committee to render a decision on a claim within the time specified shall be deemed to be a denial of such claim.

Any claim under this claims procedure must be submitted within 12 months from the earlier of (i) the date on which the claimant learned of facts sufficient to enable him to formulate such claim, or (ii) the date on which the claimant reasonably should have been expected to learn of facts sufficient to enable him to formulate such claim.

When a claim has been or is deemed denied, the claimant (hereinafter referred to as appellant) shall have the right within 60 days after receipt of written notice thereof or the date the claim is deemed denied to file an appeal with the Committee and to go through the appeal procedure herein set forth. All appeals shall be in writing, and shall set forth the reasons why the appellant believes the decision denying his claim is erroneous. The appellant may be represented by counsel, or by other representative authorized in writing by appellant in a manner specified by the Committee, and appellant or his counsel or duly authorized representative may review pertinent documents and may submit issues and comments in writing to the Committee. The expense of a paid representative shall be borne by the appellant. Within 60 days after such written appeal is received, the Committee shall conduct a full and fair review of the entire claim. The Committee shall render a decision on the appeal in writing not later than 60 days after receipt of the written appeal, unless special circumstances (such as the need to hold a hearing, which shall be determined by the Committee) require an extension, of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a written appeal. If special circumstances require an extension of time for processing, the Committee shall so notify the appellant prior to the commencement of the extension. If the Committee does not render a decision within 60 days (120 days if special circumstances arise), the appeal shall be deemed denied. The decision shall include specific references to provisions of this Plan and of law and shall be written in a manner reasonably calculated to be understood by the appellant.

The decision of the Committee shall be final and shall be binding upon the appellant, his beneficiaries, heirs, and assigns and all other persons claiming by, through or under him. A failure to file a claim and an appeal in the manner and within the time limits set forth herein shall be deemed a failure by the aggrieved party to exhaust his administrative remedies and shall constitute a waiver of the rights or benefits sought to be established under the Plan. No legal action to recover Plan benefits or to enforce or to clarify rights under the Plan shall be commenced under section 502(a)(1)(B) of ERISA, or under any other provisions of law, whether or not statutory, unless and until the claimant first shall have exhausted the claims and appeal procedures available to him hereunder in this Article. A claimant must raise all issues and present all theories relating to his claim to the Committee at one time. Otherwise, the claimant shall be deemed to have abandoned forever all issues and theories not raised and presented to the Committee.

Any suit brought to contest a decision of the Committee shall be filed in a court of competent jurisdiction within 1 year from receipt of written notice of the Committee's final decision or from the date the appeal is deemed denied, and any suit not filed within this 1-year limitation period shall be dismissed by the court. Service of legal process shall be made upon the Plan by service upon the Committee.

All state law causes of action that arise out of or relate to the Executive Retirement Plan portion of this Plan or to entitlement to rights or benefits under the Executive Retirement Plan portion of the Plan shall be deemed to have been preempted by section 514 of ERISA.

In any suit contesting a decision of the Committee, all issues of fact shall be tried by the court and not by a jury. No evidence may be introduced in court which was not previously presented to the Committee and no evidence may be introduced to modify or contradict the terms of the Plan document.

The Committee shall have full discretionary authority to interpret and apply the terms of this Plan document and other relevant documents and relevant provisions of law and deference shall be afforded the Committee's decisions. This grant of authority shall be broadly construed and shall include the authority to find facts, to reach conclusions of law, to interpret and apply ambiguous terms, and to supply missing terms reasonably necessary to resolution of claims and appeals. No finding of fact by the Committee shall be set aside by a court unless the party contesting the finding shall prove by clear and convincing evidence that the finding is arbitrary and capricious. No conclusion of law reached by the Committee shall be reversed by a court unless the party contesting the conclusion shall demonstrate that the Committee is guilty of manifest disregard of law.

In any suit over Plan benefits or rights, recovery shall be limited to the amount of benefits found due, without interest, or to specific enforcement of rights established under the Plan, and shall not include any other damages whether denominated incidental, special, consequential, collateral, compensatory, exemplary, punitive or whatever.

The Committee may issue, or cause to be issued, from time to time statements to employees, participants, retirees or beneficiaries indicating eligibility, service or other data regarding their Plan benefits. If any such person wishes to challenge the accuracy of such data or of any information issued in response to a request within the terms of section 105(a) of ERISA, the person shall do so in the manner and within the time limits set forth above in this Article.

After termination of the Plan, the Committee may direct a final determination of the rights and benefits of some or all persons having an interest in the Plan. The determination with respect to any person may be mailed to that person at his last known address and that person may be given 90 days within which to challenge the determination through the claims and appeal procedures set forth in this Article. The mailing of a copy of a determination to a person at his last known address shall be deemed constructive receipt by that person of a copy of the determination. Any determination not challenged through the claims and appeals procedures shall govern a person's rights under the Plan, and the rights of any person claiming by, through or under him.

ARTICLE 10: AMENDMENT AND DISCONTINUANCE

The Employer expects to continue this Plan indefinitely, but reserves the right to amend or discontinue it if, in its sole judgment, such a change is deemed necessary or desirable. However, if the Employer should amend or discontinue this Plan, the Employer shall be liable for any benefits accrued under this Plan (determined on the basis of each employee's presumed termination of employment as of the date of such amendment or discontinuance) as of the date of such action. Any action to amend or terminate the Plan shall be taken by the Employer's Board of Directors, or any person or persons the Board has designated to take such actions on its behalf. When making decisions to amend or terminate the Plan, the Employer, and its employees, officers, directors and agents act in a corporate and not a fiduciary capacity.

In the event of termination of this Plan, the Committee may, at its option, accelerate the payment of all benefits payable under the Plan. In the event the Committee decides to accelerate these payments, each Employee participating in the Plan shall be paid an immediate single sum equal to the present value of the single-life annuity he would have received from this Plan, had he retired on the date of Plan termination, and begun receiving benefits immediately thereafter. No employee, supervisor, officer, or director of the Employer has authority to modify the terms of the Plan, except in writing through the Plan's amendment procedure. No representation contrary to the terms of the Plan and the formal amendments thereto shall be binding on the Plan, the Committee, or the Employer.

Notwithstanding the foregoing, effective on and after January 1, 2005, no part of an Employee’s benefits under this Plan may be paid to any Employee or beneficiary on an accelerated basis as the result of any termination or amendment of the Plan except to the extent that:

(a)	the benefit being paid prior to the Employee’s scheduled benefit commencement date is limited to the Employee’s Grandfathered Benefits (if any);

(b)	the Employer is terminating the Plan in connection with a change in corporate control described in Treasury Regulation Section 1.409A-3(i)(5) (or any subsequent guidance under Section 409A of the Code) within the period beginning 30 days prior to and ending 12 months after the effective date of the change in corporate control; or

(c)	the Plan is being terminated and liquidated with the explicit approval of a U.S. bankruptcy court;

(d)	the Employer is irrevocably terminating the Plan and any other supplemental executive retirement plans of the Employer and paying out all benefits owed under the Plan no earlier than 12 months and no later than 24 months after the date the Employer terminates the Plan (as permitted under Treasury Regulation Section 1.409A-3(j)(4) or any subsequent guidance issued under Section 409A of the Code).

ARTICLE 11: RESTRICTIONS ON ASSIGNMENT

The interest of an Employee or his beneficiary or beneficiaries may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagement, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy, except that no amount shall be payable hereunder until and unless any and all amounts representing debts or other obligations owed to the Employer or any affiliate of the Employer by the Employee with respect to whom such amount would otherwise be payable shall have been fully paid and satisfied.

ARTICLE 12: NATURE OF AGREEMENT

The adoption of this Plan and any setting aside of amounts by the Employer with which to discharge its obligations hereunder shall not be deemed to create a trust; legal and equitable title to any funds so set aside shall remain in the Employer, and any recipient of benefits hereunder shall have no security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Employer, present and future, and no payment shall be made under this Plan unless the Employer is then solvent. This provision shall not require the Employer to set aside any funds, but the Employer may set aside such funds if it chooses to do so.

ARTICLE 13: CONTINUED EMPLOYMENT

Nothing contained herein shall be construed as conferring upon any Employee the right to continue in the employ of the Employer in any capacity.

ARTICLE 14: BINDING ON EMPLOYER, EMPLOYEES AND THEIR SUCCESSORS

This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the Employee and his heirs, executors, administrators and legal representatives.

ARTICLE 15. PAYMENTS MADE BY MISTAKE

Notwithstanding anything to the contrary, an eligible Employee or beneficiary is entitled only to those benefits provided by the Plan and promptly shall return any payment made by mistake of fact or law. The Committee may offset the future benefit of any recipient who refuses to return an erroneous payment, in addition to pursuing any other remedies provided by law.

ARTICLE 16. LAWS GOVERNING

This Plan shall be construed in accordance with and governing by the laws of the State of Florida (but without regard to Florida’s laws on the conflict of laws), except to the extent that the Executive Retirement Plan is governed by ERISA.

IN WITNESS WHEREOF, and as evidence of this amendment and restatement of the Superior Uniform Group, Inc. Supplemental Pension Plan, Superior Uniform Group, Inc. has caused the same to be signed by its officers thereunto duly authorized, and its corporate seal to be affixed thereto, the      day of                     , 2008.

SUPERIOR UNIFORM GROUP, INC.
Attest:

By:

Title: